SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                  July 25, 2001


                      KANSAS CITY SOUTHERN INDUSTRIES, INC.
                      -------------------------------------
               (Exact name of company as specified in its charter)


     DELAWARE                            1-4717              44-0663509
(State or other jurisdiction        (Commission file     (IRS Employer
 of incorporation)                   number)              Identification Number)


           114 West 11th Street, Kansas City, Missouri 64105
           -------------------------------------------------
          (Address of principal executive offices) (Zip Code)


                Company's telephone number, including area code:
                -------------------------------------------------
                                (816) 983 - 1303

                                 Not Applicable

          (Former name or former address if changed since last report)

Item 7.   Financial Statements and Exhibits

(c)       Exhibits

          Exhibit No.                     Document
          (99)                            Additional Exhibits

          99.1                            Press Release issued by
                                          Kansas City Southern
                                          Industries, Inc. dated July
                                          25, 2001 entitled, "Kansas
                                          City Southern Industries
                                          Reports Second Quarter
                                          Operating Results", is
                                          attached hereto as Exhibit
                                          99.1


          99.2                            The following schedules are
                                          attached hereto as Exhibit
                                          99.2 - Combined Kansas City
                                          Southern Railway and Gateway
                                          Western Operating
                                          Statements, Combined Kansas
                                          City Southern
                                          Railway/Gateway Western
                                          Carloadings by Commodity and
                                          Kansas City Southern
                                          Industries, Inc. Preliminary
                                          Consolidated Balance Sheets



Item 9.   Regulation FD Disclosure

Kansas City Southern Industries, Inc. ("KCSI" or "Company") is furnishing under Item 9 of this Current Report on Form 8-K the information included as Exhibit 99.1 and Exhibit 99.2 of this report. Exhibit 99.1 is the Company's press release, dated July 25, 2001, announcing KCSI's second quarter and year to date 2001 operating results. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's second quarter 2001 meeting and conference call.

The information included in this Current Report on Form 8-K, including Exhibit 99.1 and Exhibit 99.2, is furnished pursuant to
Item 9 and shall not be deemed to be "filed" for the purposes of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Kansas City Southern Industries, Inc.


Date: July 30, 2001                   By: /s/  Louis G. Van Horn
                                         ------------------------
                                           Louis G. Van Horn
                                    Vice President and Comptroller
                                    (Principal Accounting Officer)

EXHIBIT 99.1

                                                   Date: July 25, 2001

Kansas City Southern                Media Contact: William Galligan 816-983-1551
Industries, Inc.                    email:         william.h.galligan@kcsr.com
114 West 11th Street
Kansas City, MO 64105

NYSE Symbol: KSU

      Kansas City Southern Industries Reports Second Quarter Operating Results

Earnings Analysis & Commentary

Kansas City Southern Industries, Inc. ("KCSI", "the Company") reported income from continuing operations of $4.7 million (8(cent) per diluted share) for the second quarter of 2001 compared to income from continuing operations of $8.8 million (15(cent) per diluted share) for the second quarter of 2000. This $4.1 million quarter to quarter decline resulted from declines in domestic operating income and equity earnings from Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM") of $5.5 million and $3.1 million, respectively, partially offset by a $3.9 million decrease in interest expense and lower income taxes of $1.3 million. KCSI's consolidated second quarter 2001 revenues declined $1.2 million and operating expenses rose $4.3 million compared to the second quarter of 2000.

For the six months ended June 30, 2001, income from continuing operations was $11.0 million (18(cent) per diluted share) compared to $19.2 million (33(cent) per diluted share) for the six months ended June 30, 2000. This $8.2 million period to period decline was primarily due to a $17.4 million decrease in domestic operating income, a $1.6 million decline in equity earnings from unconsolidated affiliates and a $1.5 million decrease in other, net, partially offset by a decrease in interest expense of $6.2 million and lower income taxes of $6.1 million for the current six-month period. For the first six months of 2001, KCSI's consolidated revenues declined 2% and consolidated operating expenses were 4% higher compared with the same 2001 period. Equity earnings from Grupo TFM remained relatively flat period to period. Our equity earnings for the six months ended June 30, 2001 reflect the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government.

DILUTED EARNINGS PER SHARE AND COMMON SHARES COMPARISONS (1)

                                                         Second Quarter        Year to Date
                                                         --------------        ------------
                                                          2001     2000        2001     2000
                                                          ----     ----        ----     ----
  Income from continuing operations:

    U.S. operations                                     $ 0.07   $ 0.11      $ 0.07   $ 0.23
    Grupo TFM and associated interest                     0.01     0.04        0.11     0.10
                                                       -------- --------    -------  -------
    Income (loss) from continuing operations              0.08     0.15        0.18     0.33

  Extraordinary debt retirement costs, net of income tax   -        -           -      (0.10)
  Cumulative effect of accounting change,
     net of income tax                                     -        -         (0.01)     -
                                                       --------  -------    ------- --------
        Total diluted earnings (loss) per share from
         continuing operations, adjusted for
         extraordinary item and cumulative effect
         of accounting change                           $ 0.08   $ 0.15      $ 0.17   $ 0.23
                                                       ======== ========     ======  =======

  Common Shares Outstanding (thousands):

    Weighted Average Diluted                            60,916   57,614      60,849   57,539
    Actual                                              58,455   55,750      58,455   55,750

(1)Earnings per share and common share information for each period presented reflect a one-for-two reverse stock split that occurred on July 12, 2000 in conjunction with the spin-off of Stilwell Financial Inc., the Company's formerly owned financial services segment.

Second Quarter

KCSI is comprised of, among others, The Kansas City Southern Railway Company ("KCSR"), Gateway Western Railway Company ("Gateway Western") and equity investments in Grupo TFM, Mexrail, Inc. and the Panama Canal Railway Company.

KCSI reported $4.7 million of income from continuing operations for the quarter ended June 30, 2001 compared to income from continuing operations of $8.8 million for the comparable prior year quarter.

KCSI's consolidated second quarter 2001 revenues totaled $143.2 million compared to $144.4 million in the second quarter of 2000. This $1.2 million decline resulted from lower KCSR/Gateway Western revenues of approximately $1.8 million partially offset by slightly higher revenues from certain other smaller subsidiaries. Second quarter 2001 revenue growth occurred in coal (8%) and automotive (172%) compared to the second quarter of 2000. Paper and forest product and chemical and petroleum product revenues declined approximately 5% and 6%, respectively, quarter to quarter. Weakness in these sectors resulted primarily from lower industry production reflecting the continuing impact of the slowdown in the U.S. economy. Agriculture and mineral product revenues declined approximately 10% quarter to quarter due mostly to lower domestic grain shipments and shorter hauls. A general decline in the production of poultry in the United States has decreased demand for grain deliveries to our chicken producing customers. Additionally, flooding in Iowa and Minnesota during the second quarter forced a temporary shift in the origination of some domestic grain shipments to Illinois and Indiana, which resulted in significantly shorter hauls for KCSR.

KCSI's consolidated costs and expenses increased $4.3 million (3.4%) to $130.3 million in the second quarter of 2001 compared to $126.0 million in the second quarter of 2000, resulting from higher KCSR/Gateway Western expenses of $3.0 million and higher expenses at certain other smaller subsidiaries. Quarter to quarter increases in fringe benefit costs ($1.0 million) and car hire costs ($1.5 million) were the primary causes for the higher KCSR/Gateway Western expenses. Smaller increases for fuel, purchased services, casualties and insurance and other employee expenses were mostly offset by declines in salaries and wages expense and materials and supplies expense. Despite a lower overall employee count quarter to quarter, second quarter 2001 fringe benefit costs increased as a result of higher health insurance costs, which have risen over 15% compared to the second quarter of 2000. Contributing to the increase in car hire expense was a higher number of freight cars from other railroads on the Company's rail line coupled with a lower number of KCSR freight cars offline being used by other railroads. Also contributing to the increase in car hire expense was the larger number of auto rack cars being used to serve the increase in automotive traffic. As operations became more fluid in the second quarter, car hire costs showed improvement, declining approximately 12.6% compared to the first quarter of 2001. Despite a 2% decline in usage, fuel costs increased 4% in the second quarter of 2001 compared to the second quarter of 2000, due to a 6% increase in the average price per gallon. The Company's consolidated expenses for the second quarter also include an approximate $0.9 million non-recurring gain on the sale of certain real estate and an approximate $1.1 million expense related to the settlement of litigation at another subsidiary. The KCSR/Gateway Western operating ratio was 88.1% for the second quarter of 2001 compared to 84.9% for the second quarter of 2000 and 94.0% for the first quarter of 2001.

Equity earnings from the Company's investment in Grupo TFM was $4.9 million for the second quarter of 2001 compared to $8.0 million for the same quarter in the prior year. Grupo TFM revenues improved 5.3% to $171.9 million in the second quarter of 2001 compared to $163.3 million in the second quarter of 2000. These higher revenues were offset by an approximate 16.8% increase in operating expenses related primarily to salaries and wages, fringe benefits, fuel, car hire and lease costs. These higher expenses led to a decline in operating income of approximately 19% quarter to quarter. TFM's operating ratio was 74.6% for the second quarter of 2001 compared to 67.7% for the second quarter of 2000. Additionally, second quarter 2001 results include a $2.9 million deferred tax provision (calculated under U.S. generally accepted accounting principles -"U.S. GAAP") compared to a deferred tax benefit of $3.2 million in the second quarter of 2000. The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards.

KCSI's consolidated second quarter 2001 interest expense decreased $3.9 million (21.2%) from the prior year quarter primarily as a result of lower interest rates on our variable rate debt (variable rate debt approximates $419 million at June 30, 2001) and lower amortization related to debt issue costs.

YEAR TO DATE

KCSI's income from continuing operations for the six months ended June 30, 2001 totaled $11.0 million versus $19.2 million in the same 2000 period.

KCSI's consolidated year to date 2001 revenues totaled $287.2 million compared to $293.3 million in the same 2000 period. This $6.1 million decline resulted from lower KCSR/Gateway Western revenues of approximately $8.0 million partially offset by higher revenues from certain other smaller subsidiaries. Year to date 2001 revenue growth occurred for certain commodities, including coal (1%), automotive (159%), plastics (17%) and military/other revenues (40%) compared to the same 2000 period; however, these improvements were offset by lower revenues for most other commodity groups resulting from demand driven declines as discussed above. Year to date 2001 revenues for chemical and petroleum products, agriculture and mineral products and paper and forest products have decreased approximately 2%, 12%, and 7%, respectively, compared to the six months ended June 30, 2000.

KCSI's consolidated costs and expenses increased $11.3 million (4.4%) to $268.2 million in the first half of 2001 compared to $256.9 million in the first half of 2000, resulting from higher KCSR/Gateway Western expenses of $8.9 million and higher expenses at certain other smaller subsidiaries. The increase in KCSR/Gateway Western expenses was attributable to higher costs for casualty and insurance, car hire and fuel. For the six months ended June 30, 2001, casualty and insurance costs rose approximately $9.1 million, the majority of which ($8.5 million) related to several significant first quarter derailments and the settlement of personal injury claims. These first quarter 2001 derailments and the ongoing economic weakness in the United States resulted in some congestion during the first three months of 2001. The effects of this congestion and certain other factors as discussed above contributed to an increase in car hire expense of approximately $5.3 million period to period. For the six months ended June 30, 2001, fuel usage decreased approximately 7% compared to the same 2000 period; however, fuel expense increased 3% due to an increase in the average price per gallon of nearly 11%. These increases were partially offset by lower year to date costs for salaries and wages, fringe benefits, materials and supplies, purchased services and operating leases.

Equity earnings from Grupo TFM for the six months ended June 30, 2001 was $16.0 million compared to $16.2 million for the six months ended June 30, 2000. During the first quarter of 2001, TFM recorded approximately $60 million of pre-tax income relating to the reversion of certain concession assets to the Mexican government. The Company's year to date 2001 equity earnings from Grupo TFM reflect our proportionate share of this income of approximately $9.1 million. Grupo TFM revenues increased 5.8% to $327.9 million for the six months ended June 30, 2001 from $310.0 million for the six months ended June 30, 2000. These higher revenues were offset by an approximate 16.6% increase in operating expenses (exclusive of the income related to the reversion of certain concession assets) resulting in a 19.5% decline in ongoing operating income period to period. Under U.S. GAAP, the deferred tax provision was $24.6 million for the six months ended June 30, 2001 compared to a deferred tax benefit of $18.8 million for the six months ended June 30, 2000.

Similar to the second quarter of 2001, the Company's interest expense for the six months ended June 30, 2001 declined $6.2 million compared to the six months ended June 30, 2000 due to lower borrowing rates.

Effective January 1, 2001 the Company implemented Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities ("FAS 133"). As a result of this change in the method of accounting for derivative financial instruments, the Company recorded an after-tax charge to earnings of $0.4 million in the first quarter of 2001. This charge is presented as a cumulative effect of an accounting change in the accompanying consolidated condensed statements of income for the six months ended June 30, 2001. In the first quarter of 2000, the Company completed a debt refinancing whereby it retired approximately $400 million of its debt securities prior to maturity. Accordingly, the Company recorded debt retirement costs of approximately $5.9 million (after-tax) in the first quarter of 2000. This is presented as an extraordinary item in the accompanying consolidated condensed statements of income for the six months ended June 30, 2000.

BUSINESS OUTLOOK

Michael R. Haverty, KCSI Chairman, President and Chief Executive Officer, said, "Although our revenue base has not rebounded as quickly as we had planned, our cost structure is beginning to realize some of the benefits we expected from the cost reduction strategy implemented at the end of the first quarter.

Our freight revenues have continued to suffer the effects of the economic slowdown, particularly in the paper and forest products and certain chemical markets, which have typically shown a strong correlation with the strength of the economy. We expect these trends to improve when economic conditions improve. Our agriculture and mineral revenues have also suffered due mostly to declining demand for domestic grain for the poultry industry. Despite a slow first quarter, coal revenues for the first half of 2001 increased about 1% compared to the first half of 2000 and 8.5% quarter to quarter. Additionally, we have expanded our service to the automotive industry as evidenced by the 159% increase in related revenue for the first six months of this year compared to the first six months of last year.

Despite higher casualty and car hire costs for the first half of 2001, our cost structure is improving. The operating ratio for KCSR/Gateway Western for the second quarter of 2001 was 88.1% compared to 94.0% for the first quarter of 2001. Our consolidated expenses have declined from $137.9 million in the first quarter of 2001 to $130.3 million in the second quarter.

Equity earnings from Grupo TFM continue to comprise a significant portion of our earnings. Despite a downturn in the U.S and Mexican economy, Grupo TFM has been able to increase its revenues by nearly 6% compared to 2000 and has maintained an operating ratio below 80%. We believe this is a significant accomplishment given the existing operating environment and is one of the reasons we are excited about the prospects of purchasing an additional ownership percentage in Grupo TFM. We and our partner, Transportacion Maritima Mexicana, S.A. de C.V., have already announced our intention to exercise our call and cause TFM to purchase the 24.6% interest in Grupo TFM currently owned by the Mexican government. We believe this is an opportunity to add value to a key component of our NAFTA franchise.

During the middle part of June 2001, the Surface Transportation Board ("STB") issued its new rules governing mergers involving two or more Class I railroads. The STB recognized that, because of KCSR's size, a merger between KCSR and another Class I carrier would not raise the same risks and concerns as other potential mergers and thus, waived application of the new rules to a merger involving KCSR. We believe the STB was prudent in its decision with respect to a potential merger involving KCSR.

During the second half of 2001, we will place our focus on these goals: 1) increasing domestic revenues; 2) improving the profitability of U.S. operations;
3) reducing our corporate debt structure. We continue to believe in the NAFTA vision and are committed to achieving our ultimate goal of building shareholder value."

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in KCSI's December 31, 2000 Form 10-K and the Current Report on Form 8-K/A dated June 3, 1997, each filed by the Company with the Securities and Exchange Commission ("SEC") (Commission file no. 1-4717) and those factors identified in the "Risk Factors" section of the Company's Registration Statement on Form S-4, as amended and declared effective on March 15, 2001, which is on file with the SEC (File No. 333-54262), and those factors identified in the "Risk Factors" section of the Company's Registration Statement on Form S-3, as amended and declared effective on June 5, 2001, which is on file with the SEC (File No. 333-61006). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)

     KANSAS CITY SOUTHERN INDUSTRIES, INC. and SUBSIDIARY COMPANIES
               CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                  (excludes Stilwell Financial Inc.)
              (dollars in millions, except per share data)

                                   (Unaudited)


                                           Three Months      Six Months
                                           Ended June 30,   Ended June 30,
                                           --------------   --------------
                                            2001    2000     2001    2000
                                           ------  ------   -----   ------
   Revenues                               $143.2  $144.4   $287.2  $293.3

   Costs and expenses                      115.8   111.7    239.3   228.3
   Depreciation and amortization            14.5    14.3     28.9    28.6
                                           ------  ------   -----   ------
   Operating income                         12.9    18.4     19.0    36.4

   Equity in net earnings of unconsolidated affiliates:
      Grupo Transportacion Ferroviaria
       Mexicana, S.A. de C.V.                4.9     8.0     16.0    16.2
       Other                                 0.3     1.2      0.4     1.8
   Interest expense                        (14.5)  (18.4)   (29.7)  (35.9)
   Other, net                                1.1     0.9      2.1     3.6
                                           ------  ------   -----  ------

   Income from continuing operations
    before income taxes, extraordinary
    item and cumulative effect of
    accounting change                        4.7    10.1      7.8    22.1

   Income tax provision (benefit)              -     1.3     (3.2)    2.9
                                           ------  ------    -----  ------
   Income from continuing operations
    before extraordinary item and
    cumulative effect of accounting change   4.7     8.8     11.0    19.2

   Extraordinary item, net of income taxes:
     Debt retirement costs                     -     -       -       (5.9)
   Cumulative effect of accounting
     change, net of income taxes               -     -       (0.4)     -
                                           ====== ======   ======  ======
   Income from continuing operations,
     net of extraordinary item and
     cumulative effect of accounting
     change                                  4.7     8.8     10.6    13.3
                                           ------  ------   -----   ------
   Per Share Data:

   Basic Weighted Average Common shares
    outstanding (in thousands)              58,380  55,724  58,321  55,624

   Basic Earnings (Loss) per
   Common share from continuing
   operations                               $ 0.08  $ 0.16   $0.19   $0.34

   Extraordinary item                           -       -       -    (0.10)
   Cumulative effect of
    accounting change                           -       -    (0.01)     -
                                            ------  ------   ------  ------

   Basic Earnings per Common
    share, net of extraordinary
    item and cumulative effect of
    accounting change                        $0.08   $0.16   $0.18   $0.24
                                            ------  ------   -----  ------


   Diluted Weighted Average Common shares
    outstanding (in thousands)              60,916  57,614  60,849  57,539

   Diluted Earnings (Loss) per Common
    share from continuing operations         $0.08   $0.15   $0.18   $0.33

   Extraordinary item                           -       -       -    (0.10)
   Cumulative effect of
     accounting change                          -       -    (0.01)     -
                                            ------  ------   -----   ------

   Diluted Earnings per Common share,
    net of extraordinary item and
    cumulative effect of
    accounting change                       $ 0.08  $ 0.15  $ 0.17   $ 0.23
                                            ------  ------  ------   ------

      KANSAS CITY SOUTHERN INDUSTRIES, INC. and SUBSIDIARY COMPANIES
               CONSOLIDATED CONDENSED STATEMENTS OF INCOME
               (dollars in millions, except per share data)
                                  (Unaudited)

                                           Three Months      Six Months
                                           Ended June 30,   Ended June 30,
                                           --------------   --------------
                                            2001    2000     2001    2000
                                           ------  ------   -----   ------

   Revenues                               $143.2  $144.4   $287.2  $293.3

   Costs and expenses                      115.8   111.7    239.3   228.3
   Depreciation and amortization            14.5    14.3     28.9    28.6
                                           ------  ------   -----   ------
   Operating income                         12.9    18.4     19.0    36.4

   Equity in net earnings of unconsolidated affiliates:
     Grupo Transportacion Ferroviaria
     Mexicana, S.A. de C.V.                  4.9     8.0     16.0    16.2
     Other                                   0.3     1.2      0.4     1.8
   Interest expense                        (14.5)  (18.4)   (29.7)  (35.9)
   Other, net                                1.1     0.9      2.1     3.6
                                           ------  ------   -----   ------
   Income from continuing operations
    before income taxes,  extraordinary
    item and cumulative effect of
    accounting change                        4.7    10.1      7.8    22.1

   Income tax provision (benefit)              -     1.3     (3.2)    2.9
                                           ------  ------    -----  ------
   Income from continuing operations
    before extraordinary item and
    cumulative effect of accounting change   4.7     8.8     11.0    19.2

   Income from discontinued operations
    (1)  (net of income taxes)                 -   151.7        -   340.4
                                           ------  ------   -----   ------

   Income before extraordinary item and
    cumulative effect of accounting change   4.7   160.5     11.0   359.6

   Extraordinary item, net of income taxes:
      Debt retirement costs                    -       -       -     (5.9)
   Cumulative effect of accounting
    change, net of income taxes                -       -     (0.4)      -
                                           ------  ------   -----   ------
  Net income                               $ 4.7   $160.5   $10.6   $353.7
                                           ======  ======   ======  ======

 Per Share Data:

   Basic Weighted Average Common shares
    outstanding (in thousands)             58,380  55,724   58,321  55,624
   Basic Earnings per Common share
      Continuing operations                 $0.08   $0.16    $0.19   $0.34
      Discontinued operations                   -    2.72       -     6.12
                                            ------  ------   -----   ------
   Basic Earnings (Loss) per Common share
    before extraordinary  item and
    cumulative effect of accounting change   0.08    2.88     0.19    6.46

   Extraordinary item                          -       -        -    (0.10)
   Cumulative effect of accounting change      -       -     (0.01)      -
                                            ------  ------   ------ ------
   Basic Earnings per Common share          $ 0.08  $ 2.88   $ 0.18 $ 6.36
                                            ======  ======   ====== ======

   Diluted Weighted Average Common shares
    outstanding (in thousands)              60,916  57,614   60,849 57,539

   Diluted Earnings per Common share
    Continuing operations                   $ 0.08  $ 0.15   $ 0.18 $ 0.33
    Discontinued operations                     -     2.59       -    5.82
                                            ------  ------    ----- ------

   Diluted Earnings (Loss) per Common share
    before extraordinary item  and
    cumulative effect of accounting change   0.08    2.74    0.18     6.15

   Extraordinary item                          -       -       -     (0.10)
   Cumulative effect of accounting change      -       -    (0.01)      -
                                            ------  ------   -----   ------

   Diluted Earnings per Common share        $0.08   $2.74   $0.17   $ 6.05
                                            ======  ======  ======  ======

   (1) - Stilwell Financial Inc., the Company's formerly owned financial services segment

EXHIBIT 99.2

Combined KCSR and Gateway Western
Operating Statements
Dollars in Millions

                       Second Quarter Second Quarter  Six Months    Six Months
                           2001           2000            2001         2000
                       -----------    -----------     -----------  -----------
Revenues

    Freight Revenue     $    82.9      $    88.8       $   166.4    $   178.4
    Intermodal and
     Automotive Revenue      18.0           15.5            36.6         30.7
    Unit Coal Revenue        27.6           25.7            54.5         54.7
    Haulage Revenue           3.3            2.7             6.3          6.1
    Other Revenue             8.4            9.3            16.6         18.5
                       -----------    -----------     -----------  -----------
      Total Revenues        140.2          142.0           280.4        288.4
                       -----------    -----------     -----------  -----------

Operating Expenses

    Salaries & Wages         32.2           33.2            67.6         68.6
    Fringe Benefits          14.1           13.1            26.4         27.5
    Fuel                     11.4           11.0            23.8         23.1
    Material and Supplies     7.3            7.9            14.6         16.1
    Car Hire                  5.7            4.2            12.2          6.9
    Purchased Services       12.5           12.0            23.5         24.9
    Casualties & Insurance    7.4            6.7            21.8         12.7
    Other                     1.9            1.4             5.0          4.1
                       -----------    -----------     -----------  -----------
      Net Operating
        Expenses             92.5           89.5           194.9        183.9
                       -----------    -----------     -----------  -----------

Fixed Expenses

    Leases, Net              13.9           14.2            27.3         28.6
    Depreciation             13.6           13.2            27.0         26.4
    Taxes (Other Than
     Income)                  3.6            3.7             6.2          7.6
                       -----------    -----------     -----------  -----------
      Total Fixed
        Expenses             31.1           31.1            60.5         62.6
                       -----------    -----------     -----------  -----------
    Total Expenses          123.6          120.6           255.4        246.5
                       -----------    -----------     -----------  -----------

Operating Income             16.6           21.4            25.0         41.9


Combined Kansas City Southern Railway/Gateway Western
Carloadings By Commodity - Year to Date June 30, 2001
Dollars in Thousands

         Carloadings                                        Revenue

       Year to Date                                       Year to Date
-------------------     %                           ------------------    %
  2001      2000     Change                          2001      2000    Change
---------  --------  ------                        --------  --------  -------
                                Coal
  92,314    92,976     (0.7)%    Unit Coal         $54,515   $54,717    (0.4)%
   2,404     1,568     53.3%     Other Coal          1,347       532   153.2%
---------  --------                                --------  --------
  94,718    94,544      0.2%           Total        55,862    55,249     1.1%


                                Chemical & Petroleum Products

   3,591     4,708   (23.7)%     Agri Chemicals      2,846     3,321   (14.3)%
   5,661     7,074   (20.0)%     Gases               5,165     6,451   (19.9)%
  11,387    13,297   (14.4)%     Organic            11,350    12,601    (9.9)%
   9,661     8,705    11.0%      Inorganic           9,949    10,184    (2.3)%
  33,185    31,404     5.7%      Petroleum          19,806    19,937    (0.7)%
  13,503    12,988     4.0%      Plastics           13,652    11,671    17.0%
---------  --------                                --------  --------
  76,988    78,176    (1.5)%           Total        62,768    64,165    (2.2)%
---------  --------                                --------  --------

                                Agriculture and  Minerals

  24,496    26,791    (8.6)%     Domestic Grain     16,449    19,692   (16.5)%
   5,049     4,967     1.7%      Export Grain        3,198     3,289    (2.8)%
  13,209    14,545    (9.2)%     Food Products      10,651    11,626    (8.4)%
  11,585    13,177   (12.1)%     Ores and Minerals   6,294     6,737    (6.6)%
   7,556     8,856   (14.7)%     Stone, Clay & Glass 5,576     6,553   (14.9)%
---------  --------                                --------  --------
  61,895    68,336    (9.4)%           Total        42,168    47,897   (12.0)%
---------  --------                                --------  --------

                                Paper & Forest Products

  41,031    46,119   (11.0)%     Pulp/Paper         28,435    31,500    (9.7)%
   3,420     3,404     0.5%      Scrap Paper         1,772     1,820    (2.6)%
  17,732    18,054    (1.8)%     Pulpwood/Logchips   7,397     7,234     2.3%
  12,824    14,692   (12.7)%     Lumber/Plywood     11,071    12,947   (14.5)%
  11,289    13,907   (18.8)%     Metal/Scrap         8,730    10,359   (15.7)%
                                 Military/Other
   4,256     3,910     8.8%       Carloads           5,067     3,632    39.5%
---------  --------                                --------  --------
  90,552   100,086    (9.5)%           Total        62,472    67,492    (7.4)%

---------  --------                                --------  --------

                                Intermodal & Automotive

  23,743    10,018   137.0%      Automotive         14,699     5,667   159.4%
 126,573   111,264    13.8%      Intermodal         21,859    25,005   (12.6)%
---------  --------                                --------  --------
 150,316   121,282    23.9%            Total        36,558    30,672    19.2%
---------  --------                                --------  --------

                                TOTAL FOR BUSINESS
 474,469   462,424     2.6%      UNITS             259,828   265,475    (2.1)%

  17,204    22,646   (24.0)%    Haulage              6,291     6,117     2.8%

  (4,997)   (3,600)   38.8%     Adjustments         (2,352)   (1,733)   35.7%
---------  --------                                --------  --------

 486,676   481,470     1.1%           TOTAL       $263,767  $269,859    (2.3)%
=========  ========                                ========  ========

Combined Kansas City Southern Railway/Gateway Western
Carloadings By Commodity - Second Quarter 2001
Dollars in Thousands

      Carloadings                                           Revenue

   Second   Quarter                                      Second Quarter
-------------------     %                           --------------------  %
  2001      2000     Change                          2001      2000    Change
---------  --------  ------                        --------  --------  -------

                              Coal
  47,120    45,716    3.1%       Unit Coal          27,574    25,745     7.1%
   1,151       864   33.2%       Other Coal            672       297   126.3%
---------  --------                                --------  --------
  48,271    46,580    3.6%                          28,246    26,042     8.5%

                              Chemical & Petroleum Products

   1,722     2,301  (25.2)%     Agri Chemicals       1,408     1,632   (13.7)%
   2,866     3,513  (18.4)%     Gases                2,563     3,211   (20.2)%
   5,675     6,492  (12.6)%     Organic              5,656     6,208    (8.9)%
   4,869     4,305   13.1%      Inorganic            5,062     5,064    (0.0)%
  14,613    14,763   (1.0)%     Petroleum            9,336     9,901    (5.7)%
   6,508     7,001   (7.0)%     Plastics             6,479     6,316     2.6%
---------  --------                                --------  --------
  36,253    38,375   (5.5)%            Total        30,504    32,332    (5.7)%
---------  --------                                --------  --------

                              Agriculture and Minerals

  12,435    13,076   (4.9)%      Domestic Grain      8,233     9,791   (15.9)%
   1,867     1,779    4.9%       Export Grain          906       952    (4.8)%
   6,940     7,209   (3.7)%      Food Products       5,639     5,802    (2.8)%
   5,970     6,681  (10.6)%      Ores and Minerals   3,228     3,397    (5.0)%
   3,833     4,504  (14.9)%      Stone, Clay & Glass 2,853     3,335   (14.5)%
---------  --------                                --------  --------
  31,045    33,249   (6.6)%            Total        20,859    23,277   (10.4)%
---------  --------                                --------  --------

                               Paper & Forest  Products

  20,450    23,165  (11.7)%      Pulp/Paper         14,468    16,120   (10.2)%
   1,772     1,701    4.2%       Scrap Paper           922       926    (0.4)%
   9,062     8,821    2.7%       Pulpwood/Logs/Chips 3,768     3,550     6.1%
   6,833     7,470   (8.5)%      Lumber/Plywood      5,953     6,705   (11.2)%
   5,208     6,946  (25.0)%      Metal/Scrap         4,160     4,973   (16.3)%
                                 Military/Other
   2,379     1,602   48.5%         carloads          2,829     1,494    89.4%
---------  --------                                --------  --------
  45,704    49,705   (8.0)%            Total        32,100    33,768    (4.9)%
---------  --------                                --------  --------

                                Intermodal & Automotive

  12,198     4,826  152.8%      Automotive           7,583     2,791   171.7%
  61,294    58,718    4.4%      Intermodal          10,395    12,742   (18.4)%
---------  --------                                --------  --------
  73,492    63,544   15.7%             Total        17,978    15,533    15.7%
---------  --------                                --------  --------

                              TOTAL FOR BUSINESS
                                      UNITS        129,687   130,952    (1.0)%
 234,765   231,453    1.4%
   8,589    12,040  (28.7)%   Haulage                3,265     2,657    22.9%

  (2,833)   (1,730)   63.8%   Adjustments           (1,169)     (872)   34.1%
---------  --------                                --------  --------

 240,521   241,763   (0.5)%          TOTAL         131,783   132,737    (0.7)%
=========  ========                                ========  ========

Kansas City Southern Industries, Inc.

Consolidated Balance Sheets                                     Preliminary
Unaudited
(Dollars in Millions)

                                         June 30, 2001     December 31, 2000

Assets
  Cash                                       $    18.6             $    21.5
  Accounts receivable                            136.3                 135.0
  Inventories                                     29.7                  34.0
  Other current assets                            21.6                  25.9
                                         --------------        --------------
     Total current assets                        206.2                 216.4

  Investments held for operating
   purposes                                      375.3                 358.2
  Properties, net of depreciation              1,322.8               1,327.8
  Other assets                                    41.9                  42.1
                                         --------------        --------------

      Total assets                           $ 1,946.2             $ 1,944.5
                                         ==============        ==============

Liabilities and Stockholders' Equity

  Current portion of long-term debt          $    40.3             $    36.2
  Accounts payable                                46.0                  52.9
  Accrued liabilities                            142.7                 159.9
                                         --------------        --------------
     Total current liabilities                   229.0                 249.0

  Long-term debt                                 646.2                 638.4
  Deferred income taxes                          343.0                 332.2
  Other                                           72.7                  81.5
  Stockholders' equity                           655.3                 643.4
                                         --------------        --------------

    Total liabilities and stockholders'
     equity                                  $ 1,946.2             $ 1,944.5
                                         ==============        ==============


